Exhibit 99.1

Premier Refinances and Expands Revolving Credit Facility

•	Company also closes acquisition of Stanson Health, Inc.

CHARLOTTE, N.C. (November 13, 2018) – Premier Inc. (NASDAQ: PINC) today announced that its subsidiaries have entered into a new, five-year unsecured revolving facility that provides up to $1.0 billion of borrowing availability. The maximum amount of the facility can be increased by an aggregate $350.0 million, subject to the approval of the lenders.

The new facility matures on November 9, 2023, and replaces and terminates the previous $750.0 million senior unsecured revolving credit facility that was scheduled to mature on June 24, 2019. At the time of its termination, the prior loan agreement, with outstanding borrowings, accrued interest and fees and expenses totaling $100.7 million, was repaid with $100 million in borrowings under the new credit facility and the remaining balance with cash on hand. The new facility was provided through a banking syndicate arranged by Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Our refinancing expands Premier’s access to capital on very favorable terms,” said Craig McKasson, Premier senior vice president and chief financial officer. “The new facility provides greater flexibility to our capital structure as we continue to invest in the long-term growth of our company through successful execution of our business strategy.”

Borrowings under the new credit agreement may be in the form of Eurodollar Rate loans or Base Rate loans, at the option of the borrowers, and bear interest based on the London Interbank Offer Rate (LIBOR) plus 1.000% to 1.500% or the Base Rate plus 0.000% to 0.500%, respectively. The Base Rate is defined as the highest of the prime rate announced by the Administrative Agent, the federal funds effective rate plus 0.50%, the one-month LIBOR plus 1.0%, and 0.0%. On the closing date, the interest rate for the three-month Eurodollar Rate loans was 3.615% and the interest rate for Base Rate loans was 5.250%.

The credit facility is subject to customary covenants, including consolidated net leverage and interest coverage ratios, and customary events of default.

Additional details regarding Premier’s new credit agreement are set forth in the company’s Current Report on Form 8-K, to be filed with the Securities and Exchange Commission on or about November 13, 2018.

Separately, on November 9, 2018, Premier closed its previously announced acquisition of Stanson Health, Inc. Stanson is a leading software-as-a-service provider of clinical decision support tools that are integrated directly into the electronic health record workflow. Stanson’s products deliver healthcare providers real-time alerts and relevant analytics native to their electronic health record to guide and influence physicians’ decisions resulting in the reduction of low-value and unnecessary care.

About Premier Inc.

Premier Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,000 U.S. hospitals and health systems and approximately 165,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com; as well as Twitter, Facebook, LinkedIn, YouTube, Instagram and Premier’s blog for more information about the company.

Investor relations contact:	Media contact:
Jim Storey	Amanda Forster
Vice President, Investor Relations	Vice President, Public Relations
704.816.5958	202.879.8004
jim_storey@premierinc.com	amanda_forster@premierinc.com